August 11, 2025

Vernice Howard
Chief Financial Officer
1847 Holdings LLC
260 Madison Avenue, 8th Floor
New York, NY 10016

       Re: 1847 Holdings LLC
           Form 10-K for Fiscal Year Ended December 31, 2024
           File No. 001-41368
Dear Vernice Howard:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services